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[THERMO LOGO]

  81 Wyman Street                                                 (781) 622-1000
  Post Office Box 9046                                       Fax: (781) 622-1207
  Waltham, MA 02454-9046                                          www.thermo.com

                                                               November 15, 2001

Dear Fellow Thermo Electron Stockholder:

     In January 2000, we announced our intention to create a new, consolidated company to provide medical equipment and systems to the healthcare industry. Toward achieving this goal, we have combined in Viasys Healthcare Inc., a wholly owned subsidiary that we established in 1995, the assets and liabilities of several other businesses that comprise our respiratory care, neurocare, and medical and surgical products businesses.

     On October 10, 2001, we approved a pro rata distribution to Thermo Electron stockholders of all of the outstanding shares of Viasys common stock held by Thermo Electron. If you were a Thermo Electron stockholder on November 7, 2001, the record date for the distribution, you will become a stockholder of Viasys. Upon completion of the distribution, Viasys will be owned by the same stockholders, in the same proportions as those stockholders owned Thermo Electron common stock on the record date.

     We believe that the distribution is in the best interests of Thermo Electron, Viasys and the Thermo Electron stockholders. As a result of the distribution, we expect that each company will have improved access to capital, a more focused team of management and employees, and management incentives linked more directly to the objective performance of that company's stock in the public markets.

     If you were a holder of Thermo Electron common stock on the record date for the distribution, you will receive approximately 0.1428 shares of Viasys common stock for each share of Thermo Electron common stock you owned on that date. The actual number of shares you receive will depend on the number of Thermo Electron shares outstanding on the record date for the distribution. We expect to mail certificates representing Viasys common stock to you on November 15, 2001. The Viasys common stock has been approved for listing on the New York Stock Exchange under the symbol "VAS."

     The enclosed information statement explains the distribution in detail and provides important information regarding the organization, business, properties and historical financial information of Viasys. We encourage you to read this material carefully.

     Please note that stockholder approval is not required for the distribution, and holders of Thermo Electron common stock on the record date for the distribution are not required to take any action to participate in the distribution. Accordingly, we are not asking you for a proxy.

                                          Very truly yours,

                                          /s/ Richard F. Syron
                                          RICHARD F. SYRON
                                          Chairman of the Board and Chief
                                          Executive Officer
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[VIASYS LOGO]

                                                               November 15, 2001

Dear Viasys Stockholder:

     Let me welcome you as a "founding" stockholder of Viasys Healthcare Inc. With our foundation as a global medical technology leader, Viasys is focused on building stockholder value while significantly improving the quality of human health.

     As you read this report, you will discover that Viasys has several strategic advantages such as: globally recognized brand names; leading market share positions in most of our product segments; financial flexibility; the opportunity to leverage our R&D, sales and service capabilities; a very experienced and committed management team; and a pipeline of promising new products.

     The following is the Viasys mission statement:

    Viasys Healthcare Inc. is committed to becoming a world-class healthcare company focused on respiratory, neurocare and medical/surgical technologies. Our stakeholders include: care providers and patients, who rely on the quality of our products and services; our investors, who deserve long-term return on stockholder equity; and our employees, to whom we are committed to providing an entrepreneurial environment that stimulates and rewards their creativity and innovation.

     I look forward to leading Viasys and commit myself to building stockholder value. As new Viasys stockholders, we have an exceptional opportunity to create a truly compelling healthcare technology company. I thank you for joining me in this exciting journey.

                                          Very truly yours,

                                          /s/ Randy H. Thurman
                                          RANDY H. THURMAN
                                          President and Chief Executive Officer